                                                                                                              EXHIBIT 12
                                                   APPALACHIAN POWER COMPANY
                                Computation of Consolidated Ratio of Earnings to Fixed Charges
                                               (in thousands except ratio data)
                                                                                    Year Ended December 31,
                                                                      1989       1990      1991      1992        1993
     Fixed Charges:
       Interest on First Mortgage Bonds. . . . . . . . . . . . . .  $69,236   $66,403   $ 72,800   $ 84,177    $ 80,472
       Interest on Other Long-term Debt. . . . . . . . . . . . . .   19,520    19,637     18,282     17,986      16,846
       Interest on Short-term Debt . . . . . . . . . . . . . . . .      802     1,633      3,089      1,792       1,615
       Miscellaneous Interest Charges. . . . . . . . . . . . . . .    1,843     1,999      3,011      2,617       2,954
       Estimated Interest Element in Lease Rentals . . . . . . . .    4,600     5,300      5,700      6,700       7,900
            Total Fixed Charges. . . . . . . . . . . . . . . . . .  $96,001   $94,972   $102,882   $113,272    $109,787

     Earnings:
       Net Income. . . . . . . . . . . . . . . . . . . . . . . . . $156,347  $107,988   $140,419   $131,419    $125,132
       Plus Federal Income Taxes . . . . . . . . . . . . . . . . .   66,841    41,194     47,227     46,017      51,681
       Plus State Income Taxes . . . . . . . . . . . . . . . . . .   10,833     5,878      3,650      2,649       8,887
       Plus Fixed Charges (as above) . . . . . . . . . . . . . . .   96,001    94,972    102,882    113,272     109,787
            Total Earnings . . . . . . . . . . . . . . . . . . . . $330,022  $250,032   $294,178   $293,357    $295,487

     Ratio of Earnings to Fixed Charges. . . . . . . . . . . . . .     3.43      2.63       2.85       2.58        2.69

